EXHIBIT 99.1

Contact:	Porter, LeVay & Rose, Inc.
Provectus Pharmaceuticals, Inc.	Marlon Nurse, DM, VP – Investor Relations
Peter R. Culpepper, CFO, COO	Bill Gordon, SVP – Media Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700

FOR IMMEDIATE RELEASE

STUART FUCHS JOINS PROVECTUS PHARMACEUTICALS’S
 CORPORATE ADVISORY BOARD
-Resigns From Board of Directors-

Knoxville, TN, July 13, 2011 – Provectus Pharmaceuticals, Inc. (OTC BB: PVCT, http://www/pvct.com), a development-stage oncology and dermatology biopharmaceutical company, announced today that Stuart Fuchs has joined its Corporate Advisory Board, and is resigning from the Board of Directors.

Mr. Fuchs, who has significant experience with venture capital in the biotech industry, has extensive investment banking experience, having been a co-founder and managing principal of Gryffindor Capital Partners, LLC, since January 2000, and with Goldman Sachs, prior to that, for 19 years.  Before becoming an investment banker, Mr. Fuchs practiced law after receiving his J.D.  from Harvard Law School, and his BA from Harvard College.  Mr. Fuchs also serves as Chairman and CEO of CognoSPECTi, a start-up venture.

Dr. Craig Dees, PhD., CEO of Provectus said, “Stuart has provided many years of service to Provectus Pharmaceuticals as a member of our Board of Directors, and we are very thankful for the advice and direction he has provided us.  As we transition our Board of Directors to becoming an independent board, Stuart, who has been a consultant to Provectus Pharmaceuticals, has agreed to transition off our Board of Directors, and join our Corporate Advisory Board, where he will still remain active as an advisor to our company.  We thank him for his eight years of service on our Board of Directors, and look forward to our continuing relationship with him.”

About Provectus Pharmaceuticals, Inc.
Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing systemic side effects. Its oncology focus is on melanoma, breast cancer and metastatic cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed its Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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